UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.  )

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OPKO HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

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OPKO HEALTH, INC.
4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137

Dear Stockholder:

We are writing to advise you that effective as of August 7, 2008, the Board of Directors and stockholders holding a majority of the voting power of the outstanding capital stock of OPKO Health, Inc., a Delaware corporation (the “Company”), approved the issuance to a group of investors, which includes members of The Frost Group, LLC (the “Frost Group”), a private investment group controlled by Phillip Frost, M.D., our Chairman and CEO, of an aggregate of 13,513,514 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, in exchange for a $15 million investment in the Company (the “Investment”). The Shares will be issued at a price of $1.11 per share, which represents a discount of approximately 40% to the average trading price of our common stock on the American Stock Exchange for the five trading days immediately preceding the effective date of Board and stockholder approval. The Company has not granted and will not grant any registration rights in respect of the Shares, which will be “restricted securities” as defined by Rule 144 promulgated under the Securities Act of 1933, as amended. Additionally, the Shares will be subject to a two-year lockup, during which time the Shares may not be sold.

The principal member of the Frost Group is Frost Gamma Investments Trust (“FGIT”), of which Phillip Frost, M.D., is the sole trustee. Additionally, the Frost Group includes in its membership Dr. Jane Hsiao, our Vice Chairman and Chief Technical Officer, Dr. Rao Uppaluri, our Chief Financial Officer, and Mr. Steven D. Rubin, our Executive Vice President-Administration and director. Following issuance of the Shares, the members of the Frost Group will beneficially own an aggregate of approximately 62% of our issued and outstanding common stock. The Frost Group, FGIT, Drs. Hsiao and Uppaluri and Mr. Rubin voted those shares of our common stock presently owned by them in favor of the Investment. Members of the Frost Group present at the Board of Directors meeting during which the Investment was authorized abstained from voting on the matter.

Stockholder approval of the Investment was in the form of a written consent of stockholders in lieu of a special meeting in accordance with the relevant sections of the Delaware General Corporation Law (the “DGCL”), and included those of our stockholders holding a majority of the voting power of our issued and outstanding shares of common stock and preferred stock, voting together as a group. Stockholder approval was sought in order to comply with applicable rules of the American Stock Exchange, on which our common stock is listed.

The Shares will be issued on or about September 10, 2008, which is approximately twenty (20) days after the mailing of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the Investment and the approval of the issuance of the Shares before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended. This Information Statement is first mailed to you on or about August 21, 2008. Additionally, in accordance with Section 228 of the DGCL, this Information Statement constitutes the notice of a corporate action taken without a meeting by less than unanimous consent of the Company’s stockholders. You are urged to read this Information Statement carefully in its entirety.

By Order of the Board of Directors of OPKO Health, Inc.

Phillip Frost, M.D.
CEO and Chairman of the Board

OPKO HEALTH, INC.
4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137

INFORMATION STATEMENT REGARDING
ACTION TAKEN BY WRITTEN CONSENT OF
MAJORITY STOCKHOLDERS
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of OPKO Health, Inc., a Delaware corporation (the “Company” or “OPKO”), in connection with the issuance to a group of investors, which includes members of The Frost Group, LLC (the “Frost Group”), a private investment group controlled by Phillip Frost, M.D., our Chairman and CEO, of an aggregate of 13,513,514 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, in exchange for a $15 million investment in the Company (the “Investment”). The Investment was approved effective as of August 7, 2008 by our Board of Directors and pursuant to a written consent of the holders of a majority of the voting power of our issued and outstanding common stock and preferred stock on such date, voting together as a group, in lieu of a special meeting of stockholders. Stockholder approval was sought in order to comply with applicable rules of the American Stock Exchange, on which our common stock is listed.

The Shares will be issued at a price of $1.11 per share, which represents a discount of approximately 40% to the average trading price of our common stock on the American Stock Exchange for the five trading days immediately preceding the date of Board and stockholder approval. The Company has not granted and will not grant any registration rights in respect of the Shares, which will be “restricted securities” as defined by Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Additionally, the Shares will be subject to a two-year lockup, during which time the Shares may not be sold.

The principal member of the Frost Group is Frost Gamma Investments Trust (“FGIT”), of which Dr. Phillip Frost, M.D., is the sole trustee. Additionally, the Frost Group includes in its membership Dr. Jane Hsiao, our Vice Chairman and Chief Technical Officer, Dr. Rao Uppaluri, our Chief Financial Officer, and Mr. Steven D. Rubin, our Executive Vice President-Administration and director. Following issuance of the Shares, the members of the Frost Group will beneficially own an aggregate of approximately 62% of our issued and outstanding common stock. The Frost Group, FGIT, Drs. Hsiao and Uppaluri and Mr. Rubin voted the shares of our common stock presently owned by them in favor of the Investment. Members of the Frost Group present at the Board of Directors meeting during which the Investment was authorized abstained from voting on the matter.

The elimination of the need for a meeting of stockholders to approve the actions described in this Information Statement is made possible by Section 228 of the Delaware General Corporation Law (the “DGCL”), which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, we elected to utilize the written consent of the holders of in excess of a majority in interest of our voting securities entitled to vote upon the actions described in this Information Statement.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of those actions described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement will be mailed on or about August 21, 2008 to stockholders of record, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

No Dissenters’ Rights

No dissenters’ rights are afforded to our stockholders under Delaware law as a result of the actions described in this Information Statement.

Change in Control During Fiscal 2007

On March 27, 2007, pursuant to the terms of a Merger Agreement and Plan of Reorganization, we were part of a three-way merger with Froptix Corporation, or Froptix, a development stage research and development company, controlled by The Frost Group, LLC, and Acuity Pharmaceuticals, Inc., or Acuity, a development stage research and development company (collectively referred to as the “Acquisition”). Per that agreement, we issued capital stock to acquire all of the issued and outstanding capital stock of Froptix and Acuity. After the Acquisition, we began doing business as OPKO Health, Inc., or OPKO, and changed our name as such.

Board of Directors Voting

We currently have ten directors comprising the entirety of our Board. The Frost Group, LLC (the “Frost Group”), an entity controlled by our Chairman and CEO and several of our members of senior management, has agreed to vote for two of the directors, Messrs. Paganelli and Baron, under the Board of Director composition provisions of a voting agreement between the Frost Group and the Company. In addition, four of our current directors, Drs. Frost and Hsiao and Messrs. Reich and Rubin, were elected to the Board pursuant to the merger agreement entered into in connection with the Acquisition.

OUR PRINCIPAL STOCKHOLDERS

Our voting securities are composed of our common stock, par value $0.01 per share, and our Series A Preferred Stock, par value $0.01 per share, of which 184,692,788 and 874,243 shares, respectively, were outstanding as of August 7, 2008. The holders of our common stock and Series A Preferred Stock are each entitled to one vote for each outstanding share on all matters submitted to our stockholders. The Frost Group, Frost Gamma Investments Trust, Drs. Hsiao and Uppaluri and Mr. Rubin voted those shares of our common stock presently owned by them in favor of the Investment.

Security Ownership of Certain Beneficial Owners

The following table contains information regarding the beneficial ownership of our common stock as of August 7, 2008, held by:

•	each stockholder known by us to beneficially own more than 5% of our common stock;
•	our directors;
•	our Named Executive Officers in 2007 (as defined in the paragraph preceding the Summary Compensation Table) and our current executive officers; and
•	all current directors and executive officers as a group.

Unless otherwise noted, the address of each person listed below is 4400 Biscayne Blvd., Suite 1180, Miami, FL 33137.

	Before Giving Effect to the Issuance of Shares**			After Giving Effect to the Issuance of Shares***
Name and Title of Beneficial Owner	Number of Outstanding Shares Beneficially Owned(1)		Percentage of Outstanding Shares of Common Stock	Number of Outstanding Shares Beneficially Owned		Percentage of Outstanding Shares of Common Stock
Frost Gamma Investments Trust	90,112,444	(2)	45.1%	100,790,149	(2)	47.2%
The Frost Group, LLC	20,286,704	(3)	10.7%	20,286,704	(3)	10.0%
Johnson & Johnson Development Corporation One Johnson & Johnson Plaza New Brunswick, NJ 08933	16,166,645	(4)	8.7%	16,166,645	(4)	8.0%
Phillip Frost, M.D., CEO & Chairman of the Board	90,362,444	(5)	45.2%	101,040,149	(6)	47.3%
Jane H. Hsiao, Ph.D., MBA, Vice Chairman of the Board & Chief Technical Officer	22,332,311	(7)	11.9%	24,134,111	(7)	12.0%
Steven D. Rubin, Executive Vice President – Administration and Director	5,350,608	(8)	2.9%	5,350,608	(8)	2.7%
Rao Uppaluri, Ph.D., Chief Financial Officer	5,007,939	(9)	2.7%	5,032,939	(9)	2.6%
Naveed K. Shams, M.D., Ph.D. Senior Vice President – Research and Development and Chief Medical Officer	6,200		*	6,200		*
Adam Logal, Chief Accounting Officer	145,950	(10)	*	145,950	(10)	*
Michael Reich, Director	947,941	(11)	*	947,941	(11)	*
Robert Baron, Director	343,000	(12)	*	343,000	(12)	*
John A. Paganelli, Director	280,000	(12)	*	280,000	(12)	*
Richard A. Lerner, M.D., Director	40,000	(13)	*	40,000	(13)	*
Pascal J. Goldschmidt, Director	40,000	(13)	*	40,000	(13)	*
Richard C. Pfenniger, Jr., Director	50,000		*	50,000		*
Thomas E. Beier, Director	100,000		*	100,000		*
All Executive Officers and Directors as a group (13 persons)	125,006,393		60.8%	137,510,898		62.7%

*	Less than 1%
**	Percentages based upon 184,692,788 shares of our common stock issued and outstanding at August 7, 2008.
***	Percentages based upon 198,206,302 shares of our common stock issued and outstanding after giving effect to the issuance of 13,513,514 shares of common stock to investors, which include members of the Frost Group.
(1)	All shares beneficially owned represent shares of common stock unless otherwise indicated.
(2)	Includes warrants to purchase 10,201,093 shares of common stock. Also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock held by The Frost Group,

LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock and warrants held by The Frost Group, LLC, except to the extent of its pecuniary interest therein.

(3)	Includes warrants to purchase 4,796,158 shares of common stock.
(4)	Includes warrants to purchase 2,949,142 shares of common stock and options to purchase 243,903 shares of common stock.
(5)	Includes 59,624,647 shares of common stock and warrants to purchase 10,201,093 shares of common stock held by Frost Gamma Investments Trust. It also includes options to purchase 250,000 shares of common stock by Dr. Frost. Dr. Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, Limited Partnership. The general partner of Frost Gamma, Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock and warrants to purchase common stock, except to the extent of any pecuniary interest therein.
(6)	Includes 70,302,352 shares of common stock and warrants to purchase 10,201,093 shares of common stock held by Frost Gamma Investments Trust. Dr. Phillip Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. The number of shares included above also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock and warrants to purchase common stock, except to the extent of any pecuniary interest therein.
(7)	Includes warrants to purchase 2,936,580 shares of common stock and options to purchase 162,500 shares of common stock. It also includes 1,000,000 shares of common stock held by each of The Chiin Hsiung Hsiao Family Trust A and The Chiin Hsiung Hsiao Family Trust B, for which Dr. Hsiao serves as the sole trustee of both. It also includes 553,000 shares of common stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao is the general partner. Dr. Hsiao is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Hsiao disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.
(8)	Includes warrants to purchase 1,036,440 shares of common stock and options to purchase 125,000 shares of common stock. Mr. Rubin is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.
(9)	Includes warrants to purchase 950,070 shares of common stock and options to purchase 100,000 shares of common stock. It also includes 160,000 shares held directly by Dr. Uppaluri’s wife. Dr. Uppaluri is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Uppaluri disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein. Dr. Uppaluri also disclaims ownership of 160,000 shares held by his wife.
(10)	Includes options to purchase 145,950 shares of common stock.
(11)	Includes warrants to purchase 32,703 shares of common stock and options to acquire 40,000 shares of common stock. Also includes 194,604 shares of common stock held by Edonjes LLC, of which Mr. Reich’s children are the beneficial owners. Mr. Reich disclaims beneficial interest of the shares of common stock held by Edonjes LLC, except to the extent of any pecuniary interest therein.
(12)	Includes options to acquire 95,000 shares of common stock.
(13)	Includes options to acquire 40,000 shares of common stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Dr. Lerner, Mr. Beier, and Dr. Goldschmidt. Dr. Melvin L. Rubin was a member of the compensation committee until his resignation from the Board of Directors on September 25, 2007. None of these individuals was at any time during fiscal 2007 or at any time prior thereto, an officer or employee of ours.

Compensation Committee Report

The compensation committee of our Board has submitted the following report for inclusion in this Information Statement on Schedule 14C.

The compensation committee reviewed and discussed the Compensation Discussion and Analysis (appearing below) with management; and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Information Statement on Schedule 14C.

Compensation Committee

Richard A. Lerner, M.D., Chairman
Thomas E. Beier
Pascal J. Goldschmidt, M.D.

The compensation committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers (as defined in the paragraph preceding the Summary Compensation Table) are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that recommends executive compensation packages to our Board of Directors. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals.

Benchmarking of Cash and Equity Compensation

Our compensation committee reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the compensation committee by our Vice President, Human Resources, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size in our industry. The sources for this data include the Executive Compensation Survey, a survey of 67 biotech companies ranging in size from less than $20 million in revenues with less than 150 employees to over $500 million in revenue with over 1,000 employees. The data we used for our analysis focused on 24 companies with less than $20 million in revenues and less than 150 employees. We believe that criteria used by the Executive Compensation Survey were effective in yielding a comprehensive survey group of companies, or peer groups, comparable to the Company. Utilizing the compiled information, the compensation committee reviews the various components of executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation.

We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels the Board of Directors and the compensation committee believe are comparable with executives in other companies of similar size and stage of development. At the same time, our Board of Directors and compensation committee takes into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, discretionary annual bonus, and equity compensation, each of which is described in greater detail below.

Base Salary.  We establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. Although it is the general intent of the compensation committee to position base salaries at approximately the competitive median of the Company’s peer groups based on data reviewed, the base salaries for the Company’s Named Executive Officers in 2007 are below the median of our peer group. Because we are a development stage company and generated little revenue in 2007, we are trying to place an emphasis on incentive forms of compensation, such as stock option grants. For 2008, none of the Named Executive Officers were granted increases in their base salaries.

Discretionary Annual Bonus.  In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we are a development stage company and generated little revenue during fiscal 2007, the compensation committee determined not to award annual cash incentive bonuses for fiscal 2007 and to focus on other forms of incentive compensation, such as stock option grants.

Equity Compensation.  We believe that equity compensation should be a primary component of our executive compensation program. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The compensation committee believes that the value of stock options will reflect our financial performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on the Statement of Financial Accounting Standard 123R, “Share-Based Payments” (“SFAS 123R”). The compensation committee typically grants stock options to our Named Executive Officers under our 2007 Equity Incentive Plan. For all executives, other than the Chief Executive Officer, the compensation committee considers the recommendations of our Chief Executive Officer based on his subjective assessment of their performance. We have not granted any restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our compensation committee, in its discretion, may in the future elect to make such grants to our Named Executive Officers if it deems it advisable.

Employment Agreements.  We have not entered into an employment agreement with any of our current executive officers.

Severance and Change-in-Control Benefits.  None of our current executive officers are entitled to severance or change of control benefits.

401(k) Profit Sharing Plan.  We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($15,500 for employees under age 50 and an additional $5,000 for employees 50 and above in 2008). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2008, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.

Other Compensation.  All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our compensation committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. This limitation on deductibility does not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders. It is expected that equity grants under our 2007 Equity Incentive Plan will qualify for the “performance-based” exceptions from the Section 162(m) limitations. Our policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. We may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.

Summary Compensation Table

The following table sets forth information regarding compensation earned in or with respect to fiscal 2007 by:

•	The persons who served as our Chief Executive Officer during fiscal 2007;
•	The persons who served as our Principal Financial Officer during fiscal 2007;
•	Our only two executive officers (other than individuals serving as our Chief Executive Officer or our Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year; and
•	An individual for which disclosure would have been provided but for the fact the individual was not serving as an executive officer at the end of the last completed fiscal year.

We refer to these officers collectively as our Named Executive Officers.

Name and Principal Position(1)	Year	Salary ($)(4)	Bonus ($)(5)	Stock Award(s) ($)(10)	Option Award(s)(5) ($)(6)	All Other Compensation ($)(7)(8)(9)	Total ($)
Phillip Frost, M.D.(1) Chief Executive Officer	2007	208,332	—	—	503,517	$133,333	845,182
John A. Paganelli(2) Interim Chief Executive Officer	2007	—	—	96,500	59,796	$2,500	158,796
	2006	25,000			810	$75,000	100,000

Dale R. Pfost(3) Former President	2007	134,834	40,000	—	—	$2,124,949	2,299,783
Jane H. Hsiao, Ph.D.(1) Chief Technical Officer	2007	192,307	—	—	327,285	$7,692	527,286
Steven D. Rubin(1) Executive Vice President-Administration	2007	192,307	—	—	251,758	$7,692	451,278
Rao Uppaluri, Ph.D.(1) Senior Vice President and Chief Financial Officer	2007	176,284	—	—	201,407	$7,051	384,743
Adam Logal(3) Executive Director of Finance, Chief Accounting Officer and Treasurer	2007	106,574	6,000	—	185,413	$—	297,987

(1)	Dr. Frost became our Chief Executive Officer upon consummation of the Acquisition on March 27, 2007. Dr. Hsiao was appointed as Chief Technical Officer in May 2007. Mr. Rubin and Dr. Uppaluri were appointed as Executive Vice President, Administration and Chief Financial Officer, respectively, in May 2007. None of our current executive officers received any compensation from the Company prior to 2007.
(2)	Mr. Paganelli served as our interim Chief Executive Officer from June 29, 2005 through March 27, 2007. Mr. Paganelli is no longer an executive officer of the Company; however, Mr. Paganelli continues to serve on our Board of Directors.
(3)	Dr. Dale Pfost served as our President from March 27, 2007 through May 31, 2007. Dr. Pfost was the Chairman, CEO and President of Acuity prior to the Acquisition. Mr. Logal currently serves as our Executive Director of Finance, Chief Accounting Officer and Treasurer, and served as our principal financial officer from March 27, 2007 through May 3, 2007.
(4)	Includes $65,208 and $10,218 in salary payments to Dr. Pfost and Mr. Logal, respectively, in connection with their employment with Acuity prior to the Acquisition.
(5)	Amount for Dr. Pfost represents the annual bonus for employment with Acuity prior to the Acquisition, but paid after the Acquisition in March 2007. Amount for Mr. Logal represents a signing bonus paid in connection with commencement of his employment with Acuity prior to the Acquisition, but paid after the Acquisition in March 2007.

(6)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. For Mr. Paganelli, the number includes options granted to him in connection with his service as a director.
(7)	Includes $125,000 for a Hart-Scott-Rodino Antitrust Improvements Act filing fee paid on behalf of Dr. Frost in June 2007; and contributions made by the Company under its 401(k) Plan in the amount of $8,333 on behalf of Dr. Frost, $7,692 on behalf of each of Dr. Hsiao and Mr. Rubin and $7,051 on behalf of Dr. Uppaluri.
(8)	Includes $218,750 of severance payments made to Dr. Pfost during 2007, $1,817,257 of expense related to the acceleration of certain stock options in connection with Dr. Pfost’s severance from the Company, $48,101 for reimbursement of relocation costs to Dr. Pfost, a tax gross-up payment of $31,841 related to the reimbursement of such costs, and $9000 of contributions by the Company made on behalf of Dr. Pfost under its 401(k) Plan.
(9)	Includes $2,500 and $75,000 of director’s fees paid to Mr. Paganelli, respectively, for 2007 and 2006.
(10)	Relates to 50,000 shares granted to Mr. Paganelli in conjunction with the investment by a group of investors led by the Frost Group in eXegenics, Inc. on February 9, 2007.

Grants of Plan-Based Awards in 2007

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers and certain other persons during the year ended December 31, 2007. The exercise price per share of each option granted to our Named Executive Officers during 2007 was equal to the fair market value of our common stock, as determined by our compensation committee on the date of the grant.

Name	Grant Date	Number of Securities Underlying Options	Exercise Price per Share	Grant Date Fair Value of Option Awards(1)
Phillip Frost, M.D.(1)	5/3/07	1,000,000	$4.88	$3,021,100
John A. Paganelli(2)	5/3/2007	15,000	$4.88	39,969
	9/19/07	25,000	$4.15	59,480
Dale R. Pfost(3)	—	—	—	—
Jane H. Hsiao, Ph.D.(1)	5/3/07	650,000	$4.88	1,963,715
Steven D. Rubin(1)	5/3/07	500,000	$4.88	1,510,550
Rao Uppaluri, Ph.D.(1)	5/3/07	400,000	$4.88	1,208,440
Adam Logal(3)	—	—	—	—

(1)	Dr. Frost became our Chief Executive Officer upon consummation of the Acquisition on March 27, 2007. Dr. Hsiao was appointed Chief Technical Officer in May 2007. Mr. Rubin and Dr. Uppaluri were appointed Executive Vice President, Administration and Chief Financial Officer, respectively, in May 2007.
(2)	Mr. Paganelli served as our interim Chief Executive Officer from June 29, 2005 through March 27, 2007. Mr. Paganelli is no longer an executive officer of the Company; however, Mr. Paganelli continues to serve on our Board of Directors. The grants of stock options to Mr. Paganelli in 2007 were in connection with his service as a director.
(3)	Dr. Pfost and Mr. Logal did not receive a grant of stock options from the Company in 2007. Dr. Pfost’s and Mr. Logal’s stock options with Acuity Pharmaceuticals, Inc. of 3,308,249 and 389,207 shares, respectively, converted to stock options in OPKO in conjunction with the merger with Acuity in March 2007. Dr. Pfost served as our President from March 27, 2007 through May 31, 2007. He was the Chairman, CEO and President of Acuity prior to the Acquisition. Mr. Logal currently serves as our Executive Director of Finance, Chief Accounting Officer and Treasurer, and he served as our principal financial officer from March 27, 2007 through May 3, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as of December 31, 2007 with respect to equity awards granted by the Company to our Named Executive Officers in 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Phillip Frost, M.D.(1)	—	1,000,000	4.88	5/2/14	—	—
John A. Paganelli(2)	10,000	—	0.89	4/26/14	—	—
	5,000	—	0.71	6/30/14	—	—
	5,000	—	0.67	9/30/14	—	—
	5,000	—	0.32	1/2/15	—	—
	5,000	—	0.40	3/31/15	—	—
	5,000	—	0.42	6/30/15	—	—
	5,000	—	0.45	10/3/15	—	—
	5,000	—	0.41	1/2/16	—	—
	5,000	—	0.41	4/2/16	—	—
	5,000	—	0.39	7/3/16	—	—
	15,000	—	4.88	5/2/14	—	—
	—	25,000	4.15	9/18/14	—	—
Dale R. Pfost(3)	430,723	—	0.04	5/31/08	—	—
	225,740	—	0.04	5/31/08	—	—
	731,700	—	0.32	5/31/08	—	—
	1,297,358	—	0.04	5/31/08	—	—
	311,366	—	0.05	5/31/08	—	—
	311,366	—	0.05	5/31/08	—	—
Jane H. Hsiao, Ph.D.(1)	—	650,000	4.88	5/2/14	—	—
Steven D. Rubin(1)	—	500,000	4.88	5/2/14	—	—
Rao Uppaluri, Ph.D.(1)	—	400,000	4.88	5/2/14	—	—
Adam Logal(3)	72,975	316,232	0.56	3/14/17	—	—

(1)	Dr. Frost became our Chief Executive Officer upon consummation of the Acquisition on March 27, 2007. Dr. Hsiao was appointed Chief Technical Officer in May 2007. Mr. Rubin and Dr. Uppaluri were appointed Executive Vice President, Administration and Chief Financial Officer, respectively, in May 2007.
(2)	Mr. Paganelli served as our interim Chief Executive Officer from June 29, 2005 through March 27, 2007. Mr. Paganelli is no longer an executive officer of the Company; however, Mr. Paganelli continues to serve on our Board of Directors.
(3)	Dr. Pfost served as our President from March 27, 2007 through May 31, 2007. Dr. Pfost was the Chairman, CEO and President of Acuity prior to the Acquisition. Mr. Logal currently serves as our Executive Director of Finance, Chief Accounting Officer and Treasurer, and he served as our principal financial officer from March 27, 2007 through May 3, 2007. The amounts included for Mr. Logal and Dr. Pfost reflect options granted to them in connection with their employment with Acuity prior to the Acquisition.

Employment Agreements and Change in Control Arrangements

None of our current executive officers have employment, severance, or change in control agreements with the Company.

We previously employed Dale R. Pfost as our President from March 27, 2007 until May 31, 2007. Under the terms of a settlement agreement we entered into with Dr. Pfost, Dr. Pfost is to receive a severance payment equivalent to one year’s salary, or $325,000, to be paid in monthly installments as well as reimbursement for up to $65,000 in relocation expenses. The agreement provides that all outstanding equity awards which would vest by May 31, 2008 will be automatically vested and provides that Dr. Pfost will be able to exercise all vested options until May 31, 2008. Dr. Pfost is also eligible to receive COBRA benefits for 12 months after his termination.

Adam Logal currently serves as our Executive Director of Finance, Chief Accounting Officer and Treasurer. Prior to the Acquisition, he entered into a severance agreement with Acuity Pharmaceuticals, Inc., pursuant to which the Company will be required to pay to Mr. Logal four months of paid salary and continued benefits if he is terminated without cause or if he terminates for “good reason.” Upon any such termination, we have agreed to accelerate the vesting of all unvested stock options granted to Mr. Logal in connection with the commencement of his employment.

Name and Principal Position	Cash Payments upon Termination with Cause or Resignation for Good Reason	Vesting Stock Options
Adam Logal Executive Director of Finance, Chief Accounting Officer and Treasurer	$46,667	389,207

Director Compensation

The following table sets forth information with respect to compensation of directors of the Company during fiscal year 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Baron	3,750	—	59,796	—	—	—	63,546
David A. Eichler(2)	3,750	—	166,336	—	—	—	170,086
Michael Reich(2)	2,500	—	170,301	—	—	—	172,801
Richard Lerner, M.D.	3,750	—	69,153	—	—	—	72,903
Melvin Rubin, M.D.	0	—	53,292	—	—	—	53,292
Pascal Goldschmidt, M.D.	2,500	—	30,605	—	—	—	33,105

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC.
(2)	Messrs. Eichler’s and Reich’s option award amounts include stock options issued in connection with their service to the Acuity Board of Directors prior to the Acquisition.
(3)	Each of the directors, other than Dr. Rubin, received a total of 40,000 stock options during 2007 to acquire our common stock on different dates and at different stock prices. Dr. Rubin received a total of 20,000 fully vested options during 2007, which were cancelled upon his resignation in September 2007.

On September 19, 2007, our Board of Directors, upon recommendation of the Compensation Committee, approved certain changes in non-employee director compensation. Previously, non-employee directors received an option to acquire 15,000 shares of the Company’s common stock, and the chairman of each of the committees of the Board received an option to acquire an additional 5,000 shares of Company common stock. Effective as of September 19, 2007, (i) each non-employee director is entitled to receive: (a) an annual retainer of $10,000, payable in quarterly installments; and (b) an option to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 20,000 shares each year thereafter; and (ii) the chairman of each committee of the Board shall receive $5,000 annually, payable in quarterly installments.

AUTHORIZATION OR ISSUANCE OF SECURITIES OTHERWISE THAN FOR EXCHANGE

As of August 7, 2008, our Board of Directors and certain stockholders, holding a majority of our outstanding capital stock entitled to vote, approved the issuance (the “Issuance”) to a group of investors which includes members of The Frost Group, LLC (the “Frost Group”), a private investment group controlled by Phillip Frost, M.D., our Chairman and CEO, of an aggregate of 13,513,514 shares (the “Shares”) of our common stock, par value $0.01 per share, in exchange for a $15 million investment in the Company. The Shares will be issued at a price of $1.11 per share, which represents a discount of approximately 40% to the average trading price of our common stock on the American Stock Exchange (“AMEX”) for the five trading days immediately preceding the date as of which the Board and stockholders approved the transaction.

The principal member of the Frost Group is Frost Gamma Investments Trust, of which Dr. Phillip Frost, M.D., is the sole trustee. Additionally, the Frost Group includes in its membership Dr. Jane Hsiao, our Vice Chairman and Chief Technical Officer, Dr. Rao Uppaluri, our Chief Financial Officer, and Mr. Steven D. Rubin, our Executive Vice President-Administration and director. Following issuance of the Shares, the members of the Frost Group will beneficially own an aggregate of approximately 62% of our issued and outstanding common stock.

The Shares will be issued in a transaction not involving any public offering and will therefore be “restricted securities” as defined by Rule 144 promulgated under the Securities Act of 1933, as amended. Additionally, the Shares will be subject to a two-year lockup, during which time the Shares may not be sold. The proceeds from the investment will be used to fund research and development efforts, including the ongoing Phase III trial for bevasiranib and for general working capital. The Issuance of the Shares will not affect the rights of our existing security holders.

Our audit committee and Board reviewed the proposed Issuance. Our audit committee and Board of Directors discussed and considered, among other things, our current liquidity, capital resources and cash needs, current market conditions, market discounts in arms-length private-investment-in-public-entity (PIPE) transactions, the volatility in our stock price, and timing and expense considerations associated with various alternative financing strategies, as well as other alternatives available to obtain financing, if any. Upon consideration of the foregoing, and following recommendation by the audit committee, our Board of Directors approved the Issuance in exchange for the substantial investment in our Company by investors, which includes members of the Frost Group. This capital inflow will provide additional financial resources to support our ongoing efforts to bring our ophthalmic drugs and products to the market. The Issuance is solely a reasonable means of obtaining financing and is not compensatory. Notwithstanding the foregoing, AMEX interprets any issuance of shares below market to be compensatory under Section 711 of the AMEX Company Guide and requires stockholder approval of such issuances. Accordingly, we have obtained stockholder approval of the Issuance and we are delivering this Information Statement to stockholders.

Subject to the prior rights of the holders of any shares of preferred stock currently outstanding or which may be issued in the future, the holders of the common stock are entitled to receive dividends from our funds legally available therefor when, as and if declared by our board of directors, and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.